Altice USA, lnc.
l Court Square West
Long Island City. NY 11101

February 5, 2023

VIA E-MAIL
Marc Sirota

[Address]

Dear Marc:
We are pleased to present this letter setting forth the details of the employment offer we previously discussed.
Should you accept this offer of employment with CSC Holdings LLC, a wholly owned subsidiary of Altice USA, Inc. ("AUSA" or the "Company"), your first day of employment is anticipated to be March 6, 2023. This date, or your actual first day of active employment is referred to herein as the "Start Date". Your principal place of employment will be the Company's offices located in 1 Court Square West, Long Island City, New York.
This letter outlines the terms of your employment with the Company as of the Start Date, including your compensation, benefits, and other terms, as set forth below:
TITLE: EVP, CFO - Telecommunications of Altice USA.
DUTIES: To oversee and lead the responsibilities and functions associated with the telecommunications divisional CFO position, which role shall include such further duties and responsibilities, as assigned by the Company.
REPORTING: You shall join the Company, reporting to the Chief Financial Officer.
BASE SALARY: $500,000 annualized; paid bi-weekly.
INITIAL LONG-TERM INCENTIVE ("LTI") EQUITY GRANT: An award with an aggregate grant date value of $3,000,000, which will be granted in the form of time-vesting restricted stock units under the Company's Amended and Restated 2017 Long-Term Incentive Plan, as amended (the "Plan'') in the financial quarter following the Start Date and will vest in equal installments on each of the first, second and third anniversaries of the grant date, subject in all respects to approval by the Compensation Committee of the AUSA Board of Directors (the "AUSA Board") and your continued employment with the Company on each vesting date.

MARC SIROTA
FEBRUARY 5, 2023

INITIAL LTI CASH PERFORMANCE AWARD GRANT: An award with an aggregate grant date value of $3,000,000, which will be granted in the form of a cash performance award, and which will be granted under the Plan and be based upon financial and/or performance metrics set by the Company, subject in all respects to approval by the Compensation Committee of the AUSA Board and your continued employment with the Company on the payment date, which is expected to be in March 2026.
ANNUAL BONUS TARGET: You will be eligible for an annual bonus ("Annual Bonus") with a target opportunity of 100% of base salary paid in a calendar year. The Annual Bonus target opportunity for 2023 will be equal to $500,000. The actual amounts paid will be subject to individual and Company performance and will be payable when bonuses are otherwise paid to executive employees of the Company, subject to your continued employment with the Company through the payment date.
ANNUAL LTI TARGET: You will be eligible to participate in the Company's LTI program (the "LTI Program"). Beginning in 2024, your annual target award opportunity under the LTI Program is expected to be S2,000,000 (on an annualized basis) (the "LTI Target"). Actual awards under the LTI Program may be above or below the LTI Target, and the amounts, form and terms and conditions of those awards, if any, will be determined and approval by the Compensation Committee of the AUSA Board.
SIGN-ON BONUS: Following the Start Date, the Company shall pay you a one-time sign-on bonus of $200,000, less applicable payroll deductions and withholdings ("Sign-On Bonus"), subject to incremental reduction, as described herein. The Sign-On Bonus is intended, in part, to replace unvested equity incentive compensation that will be forfeited upon your resignation from your current employer. Contingent upon your resigning employment with your current employer, and employment separation occurring before March 1, 2023, you shall be entitled to the Sign-On Bonus, without reduction. However, should you resign your employment with your current employer, and employment separation occurs on or after March 1, 2023, you shall be entitled to the Sign-On Bonus, less the gross value of equity compensation, which vests after the date of this letter, and on or before the employment separation date with your current employer. The Sign-On Bonus calculation shall be determined upon your providing documentation reasonably establishing that forfeiture or non-forfeiture of unvested equity, scheduled to vest in March 2023, has occurred. The Sign-On Bonus shall be paid by the Company on the payroll cycle immediately following your 30th day of active employment after the Start Date. It is understood that if prior to the second anniversary of the Start Date, you are terminated for Cause or you voluntarily terminate employment with AUSA, you will be responsible for reimbursing to the Company 100% of this Sign-On Bonus.
HEALTH, WELFARE & RETIREMENT BENEFIT: You will also be eligible for the Company's benefits program consistent with that of other executive employees of the Company. Participation in our benefits program is subject to meeting the relevant eligibility requirements, payment of the required premiums, and the terms of the plans themselves. The Company currently offers medical, dental, vision, life, and accidental death and dismemberment insurance; short- and long-term disability insurance; a 40l(k) retirement plan; and nine paid holidays. You will be eligible for unlimited vacation, as requested and approved by the CEO, in accordance with the Company policy for similarly situated executive employee of the Company.
TRANSITIONAL HOUSING AND TRANSPORTATION BENEFITS: In fulfilling your employment duties and responsibilities to the satisfaction of the Company, you shall perform your work from the Company's principal place of business at 1 Court Square West, Long Island City, New York. Understanding that the Company's Travel & Entertainment Policy ("T&E Policy") will not cover housing and travel expenses associated with the commute between work and your out-of-state residence, the Company

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FEBRUARY 5, 2023

will provide a Transitional Housing and Transportation Benefit ("Transition Benefit") to assist with your temporary housing in the New York City metro area, and associated travel to and from your current residence, until such time as you relocate to a primary residence in the New York Tri-state area, through August 31, 2023. The Company shall provide the Transition Benefit in the form of a monthly installment payment of $20,000, with the first installment of $20,000 payable on the first pay date following your commencement of active employment and each of the remaining monthly installments in the amount of $20,000 paid in the first payroll following 30 days after the prior payment, up to a maximum of six (6) monthly payments. All installments of the Transition Benefit will be subject to applicable payroll tax withholdings (i.e., not grossed up). In addition, the Company shall reimburse you for reasonable and customary expenses incurred by you to relocate, subject to the terms and conditions of the Company's policies and procedures related to relocation and employee expense reimbursement in effect, at that time, for similarly situated executive employees of the Company ("Relocation Benefit"), and including the end of the Transition Benefit described herein.
RESTRICTIVE COVENANTS: You agree to execute a Restrictive Covenant Agreement containing customary non-competition, non-solicitation, confidentiality, intellectual property, non-disparagement, and cooperation covenants.
COMPANY POLICIES: You agree to comply with all Company policies, including, for the avoidance of doubt, any equity ownership guidelines, insider trading policies and compensation clawback policies currently in existence or that may be adopted by the Company during your employment, and no breach of any other agreement applicable to you.
AT-WILL EMPLOYMENT: Employment with AUSA is at will. This letter does not constitute a guarantee of employment or benefits for any definite period. You or the Company may terminate your employment at any time with or without notice, liability or cause. In the event of a termination for cause, "Cause" shall be defined as any of the following committed by you:
(a)Substantial failure to perform the primary duties as an employee or service provider of the Company or its affiliates;
(b)Performance of any act or failure to perform any act that is materially injurious or to the detriment of the Company or its affiliates;
(c)Intentional misconduct or a breach of a material policy of the Company or its affiliates relating to its or their business, customers, vendors or employees;
(d)Commission of, admission to, conviction of, or entering a plea of nolo contendere to, any felony or crime involving moral turpitude, or the commission of any other act involving dishonesty, conflict of interest, breach of trust or physical or emotional harm to any person or property; or
(e)Misappropriation of funds or fraud with respect to the Company or its affiliates or any person with which the Company or its affiliates does business.
An event giving rise to Cause will be determined by the Company in its sole discretion. In the event your employment is involuntarily terminated for reasons other than cause or failure to perform, you will be eligible for severance benefits under the Company's Severance Plan and governed by the Employee Retirement Income Security Act of 1974, as amended, subject first to the execution of a separation agreement containing a release of claims in favor of the Company and its affiliates, and to include the following entitlements: (i) one year annual base salary; (ii) any annual bonus compensation in respect of any completed fiscal year ending prior to the date of termination, to the extent not yet paid; and in the event such termination occurs on or after July 1st, payment of a pro-rata annual bonus (i.e., based on base salary paid in the year of termination) in respect of the year of termination, in each case with any such compensation to be paid in accordance with the Company's usual payment practices under the applicable annual bonus plan in effect for the year of the termination, adjusted for business performance, but without adjustment for your individual performance, less

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all applicable taxes and withholdings, for the year in which your termination occurs; and (iii) three (3)-month COBRA subsidy. Amounts payable under (i) and (ii) are subject to reduction for applicable withholding taxes and deductions.
409A: All payments and benefits under this letter are subject to applicable tax and other withholdings. To the extent that reimbursements or other in-kind benefits under this letter constitute "nonqualified deferred compensation" for purposes of Internal Revenue Code ("Code") Section 409A, (i) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year which such expenses were incurred by you, (ii) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, and (iv) except as specifically provided herein or in the applicable reimbursement arrangement, any such reimbursements or in-kind benefits must be for expenses incurred and benefits provided during the your lifetime. In no event will the Company be held liable for any taxes, interest, penalties or other amounts owed by you under Code Section 409A.
YOUR PRE-EMPLOYMENT RESPONSIBILITIES: This offer of employment is contingent upon successful completion of the following:
•Acknowledgment of this offer letter, confirming that you have provided all relevant provisions of prior restrictive covenants, and your good faith belief, with the assistance of counsel as needed, that the restrictive covenants would not impair your ability to accept and discharge the duties of your role as EVP, CFO - Telecommunications of Altice USA;
•Pre-employment background check;
•Drug test for prohibited drugs;
•Federal employment eligibility verification (l-9) form (this form to be completed prior to your date of hire);
•Acknowledgement of Company policies, including but not limited to the Code of Business Conduct and Ethics, Confidential Information Policy, Conflicts of Interest Policy, and Insider Trading Policy; and
•Acknowledgement of Restrictive Covenants obligations, accompanying this offer, and in connection with the equity grants.
You agree to keep this letter and its terms strictly confidential, provided that you are authorized to disclose this letter and its terms to your immediate family members and your legal, financial and tax advisers (which individuals shall be subject to the same confidentiality obligation) and, with prior notice to the Company, as may be required by law.
Once again, I speak for all of us when I tell you, we are all very enthusiastic about the prospect of your joining Altice USA.

Sincerely,
/s/ Colleen R. Schmidt
Colleen R. Schmidt
EVP, Human Resources, Altice USA

MARC SIROTA
FEBRUARY 5, 2023

cc:	Michael Grau (via e-mail)
Christopher Clarke (via e-mail)

[Acknowledgement Follows]

ACKNOWLEDGEMENT

ACKNOWLEDGEMENT: To indicate your acceptance of the Company's offer of employment as stated above, please sign and date this letter in the space provided below. This letter reflects the entire understanding and legally binding agreement of you and the Company with respect to the subject matter hereof and supersedes any prior representations or agreements, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the CEO, or the Company (and/or the Board on its behalf) and you.
By accepting this offer, you are confirming that you are not under any restrictive covenants, including but not limited to non-competition agreements and non-solicitation agreements, which would preclude you from fulfilling the job responsibilities of EVP, CFO - Telecommunications, set forth in this letter.

Accepted and Agreed:

/s/ Marc Sirota	2/5/23
Marc Sirota	Date

This offer expires one week from the date of this letter.
Please scan/email a signed copy to indicate acceptance of offer.

MARC SIROTA
CONFIDENTIAL PREVIEW - RESTRICTIVE COVENANT AGREEMENT

RESTRICTIVE COVENANT AGREEMENT
By executing this Restrictive Covenant Agreement (this "Agreement"), the undersigned (the "Executive") acknowledges the importance to Altice USA, Inc. (the "Company," and together with its subsidiaries and affiliates, the "Company Group"), of protecting its confidential information, trade secrets and goodwill that it currently has and will develop or acquire in the future. Executive further acknowledges that the Company Group is engaged in a highly competitive business, that its success in the marketplace depends upon the preservation of its confidential information, trade secrets and goodwill, and that obtaining agreements such as this one from Executive to protect such interests is reasonable and necessary. Executive voluntarily undertakes the obligations in this Agreement in consideration of Executive's initial and ongoing service with the Company Group, Executive's being granted access to and training concerning trade secrets and other confidential infom1ation of the Company Group, and for other good and valuable consideration, the receipt and sufficiency of which Executive acknowledges.
1.Compliance with Company Policy. Executive shall comply with all lawful policies, practices and procedures of the Company as these may be implemented or changed by the Company from time to time. Without limiting the generality of the foregoing, Executive acknowledges that the Company may from time to time have agreements with other persons that impose obligations or restrictions on the Company regarding Confidential and Proprietary Information (as defined below) created during the course of work under such agreements or regarding the confidential nature of such work. Executive shall comply with and be bound by all such obligations and restrictions which the Company conveys to Executive and shall take all actions necessary (to the extent within Executive's power and authority) to discharge the obligations of the Company under such agreements.
2.Confidentiality. Executive hereby agrees to hold all Confidential and Proprietary Information in strictest confidence and further agrees not to make use of Confidential and Proprietary Information on behalf of Executive or any other person or entity, except where such a disclosure is compelled by applicable law. As used in this Agreement, "Confidential and Proprietary Information" means any non-public information of a confidential or proprietary nature of any of the Company Group, including, without limitation: (a) information of a commercially sensitive, proprietary or personal nature or that, if disclosed, could have an adverse effect on the Company Group's standing in the community, its business reputation, operations or competitive positions; (b) information and documents that have been designated or treated as confidential; (c) financial data; customer, guest, vendor or shareholder lists or data; advertising, business, sales or marketing plans, tactics and strategies; projects; technical or strategic information about the Company Group's businesses; plans or strategies to market or distribute the services or products of such businesses; plans, tactics, or strategies for third-party negotiations, including, without limitation, planned or actual collective bargaining negotiations; economic or commercially sensitive information, policies, practices, procedures or techniques; trade secrets and other intellectual property; merchandising, advertising, marketing or sales strategies or plans; litigation theories or strategies; terms of agreements with third parties and third party trade secrets; information about the Company Group's employees, guests, agents, compensation (including,

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without limitation, bonuses, incentives and commissions), or other human resources policies, plans and procedures, or any other non-public material or information relating to the Company Group; and (d) any information (personal, proprietary or otherwise) Executive learned about any officer, director or member of management of the, whether prior, during or subsequent to Executive's service by the Company Group. Notwithstanding the foregoing, the obligations of this Section 2 shall not apply to: (i) information that is already in the public domain; (ii) information that is disclosed to Executive by a third party with the right to disclose it in good faith; or (iii) information that is specifically exempted in writing from the applicability of this Agreement. Notwithstanding anything elsewhere in this Agreement, Executive is authorized to make any disclosure required by any federal, state and local laws, after providing the Company Group with prior written notice and an opportunity to respond prior to such disclosure, and that Executive shall only disclose the specific information required by law.
3.Assignment of Intellectual Property Rights.
a.Executive hereby assigns and shall assign to the Company all of Executive's rights, title and interest in and to all inventions, discoveries, improvements, ideas, mask works, computer or other apparatus programs and related documentation, and other works of authorship ("Intellectual Property"), whether or not patentable, copyrightable or subject to other forms of protection, made, created, developed, written or conceived by Executive during the period of Executive's service with the Company Group, whether during or outside of regular working hours, either solely or jointly with another, in whole or in part, either: (i) in the course of such service, (ii) relating to the actual or anticipated business or research development of the Company Group, or (iii) with the use of Company Group time, material, private or proprietary information, or facilities.
b.Executive will, without charge to the Company, but at its expense, execute a specific assignment of title to the Company and do anything else reasonably necessary, including but not limited to providing or signing additional documentation that is reasonably necessary to the Company or its designee to enable any member of the Company Group to secure, maintain or perfect a patent, copyright or other form of protection for said Intellectual Property anywhere in the world. Executive agrees that this obligation shall continue after Executive's service with the Company terminates. If the Company is unable because of Executive's mental or physical incapacity or for any other reason to secure Executive's signature to apply for or to pursue any application for any United States or non-U.S. patents or copyright registrations covering Intellectual Property assigned to the Company as above, then Executive hereby irrevocably designates and appoints the Company or its designee and its duly authorized officers and agents as Executive's agent and attorney in fact, to act for and on Executive's behalf and instead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by Executive.
c.Executive acknowledges that the copyrights in Intellectual Property created with the scope of Executive's service with the Company belong to the Company by operation of law. Executive further acknowledges and agrees that the decision whether or not to commercialize or market any Intellectual Property developed by Executive solely or jointly with others is within

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the Company's sole benefit and discretion and that no payment will be due to Executive as a result of the Company's efforts to commercialize or market such Intellectual Property.
d.Simultaneous with execution of this Agreement, Executive is providing to the Company a list (the "Prior Invention List"), attached hereto as Exhibit A, describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made by Executive prior to Executive's service with the Company, which belong to Executive and which are not assigned to the Company hereunder (collectively referred to as "Prior Inventions"); and, if no Prior Invention List is provided, Executive represents and warrants that there are no such Prior Inventions. Executive will not incorporate, or permit to be incorporated, any Prior Invention into a Company Group product, process, machine, solution or system without the Company's prior written consent. Notwithstanding the foregoing sentence, if, in the course of Executive's service with the Company Group, Executive incorporates into a Company Group product, process, machine, solution or system a Prior Invention owned by Executive or in which Executive has an interest, the Company is hereby granted and shall have a nonexclusive, royalty free, irrevocable, perpetual, worldwide license to make, have made, modify, use, sell, offer for sale and import, such Prior Invention as part of or in connection with such product, process, machine, solution or system.
4.U.S. Defend Trade Secrets Act Notice of Immunity. Notwithstanding any provision herein to the contrary, pursuant to the U.S. Defend Trade Secrets Act of 2016 ("DTSA"), Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, pursuant to the DTSA, if Executive files a lawsuit for retaliation by the Company Group for reporting a suspected violation of law, Executive may disclose the Company Group's trade secret to Executive's attorney and use the trade secret information in the court proceeding, if Executive (x) files any document containing the trade secret under seal and (y) does not disclose the trade secret, except pursuant to court order.
5.on-Competition. Executive hereby acknowledges and agrees that due to Executive's position with the Company and its Affiliates and Executive's knowledge of the Confidential and Proprietary Information (as defined below), Executive's employment by or affiliation with certain entities would be detrimental to the Company and its Affiliates. Executive hereby agrees that Executive has not and will not during Executive's term of service to the Company and its Affiliates and for a period of 12 months, which period shall commence immediately following (i) the voluntary termination of Executive's service with the Company or its Affiliates for any reason, or (ii) the termination of Executive's employment by the Company for Cause, directly or indirectly, become employed by, assist, consult to, advise in any manner or have any material interest in, any Competitive Entity, with which Executive would hold a role or position similar to any role or position Executive held with the Company, or for whom Executive would provide services similar to those Executive provided to the Company, during the 24 months preceding the termination of Executive's service with the Company or in which Executive would

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have responsibility for or access to confidential information similar or relevant to that which Executive had access to during the 24 months preceding the termination of Executive's service with the Company or its Affiliates. A "Competitive Entity" shall mean any multiple system operator and any person, entity or business that competes with any of the Company's or any of its Affiliate's cable television, video programming distribution, advertising, voice-over internet protocol, telephone, on-line data, content and wired or wireless data businesses, or mobile phone/data and MVNO business, as well as such other businesses as the Company and its Affiliates engage in as of the date of termination of Executive's service with the Company or its Affiliates. Ownership of not more than one percent of the outstanding stock of any publicly traded company shall not, by itself, constitute a violation of this provision.
6.Non-Solicitation. Executive hereby agrees that Executive has not and will not during Executive's term of service to the Company Group and for a period of 12 months, which period shall commence immediately following the termination of Executive's service with the Company Group for any reason, solicit, contact or persuade, directly or indirectly (whether for Executive's own interest or any other person or entity's interest) any employee, customer (from which the Company Group received payment or payment-in-kind), consultant or vendor of the Company Group to leave the employ of the Company Group or to cease or reduce working for or doing business with the Company Group.
7.on-Disparagement. Executive agrees that during and after Executive's service with the Company, Executive will not make any negative comments or otherwise disparage any member of the Company Group or any member's officers, boards or individual directors, employees, shareholders or agents.
8.Limitation on Restrictions. Nothing contained in this Agreement shall prohibit or prevent Executive from (a) filing a charge with or participating, testifying, or assisting in any investigation, hearing, whistleblowing proceeding or other proceeding before any federal, state, or local government agency (e.g., EEOC, NLRB, SEC, etc.), (b) making truthful statements or disclosures about alleged unlawful employment practices or workplace discrimination, which is defined to include any form of unlawful work- or workplace-related discrimination, harassment, retaliation, wage and hour violations, sexual assault that is actionable under applicable state law or Title VII of the Civil Rights Act of 1964 or any other related state or federal rule or law that is enforced by the Equal Employment Opportunity Commission or similar state agency or (c) making any disclosure or statement (e.g., the disclosure of the underlying facts and circumstances relating to any claim or action involving workplace discrimination or harassment) that an employer may not contractually prohibit an employee from making under applicable law.
9.Use of Voice, Image and Likeness. Executive gives the Company permission to use any and all of the Executive's voice, image and likeness, with or without using his name, in connection with the products and services of the Company, for the purposes of advertising and promoting such products and services or the Company, or for other purposes deemed appropriate by the Company in its reasonable discretion, except to the extent expressly prohibited by law.
10.Cooperation.    Executive shall, upon reasonable notice, at any time, including following termination of employment with the Company, (a) furnish such information and

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assistance to any member of the Company Group, as may reasonably be requested by any member of the Company Group, with respect to any matter, project, initiative or effort for which Executive is or was responsible or has relevant knowledge or had substantial involvement in while employed by the Company Group, (b) cooperate with any member of the Company Group during the course of all third-party proceedings arising out of any member of the Company Group's business about which Executive has knowledge or information and (c) any other matter arising out of Executive's service with the Company, including the transition of Executive's duties and responsibilities to any successor of the Company. The Company will reimburse Executive for all reasonable, documented out-of-pocket expenses incurred as a result of Executive's obligations under this paragraph in accordance with the Company's expense reimbursement policy as in effect from time to time.
11.Use and Return of Property. All documents, records, and files, in any media of whatever kind and description, relating to the business, present or otherwise, of the Company Group, and any copies (including, without limitation, electronic), in whole or in part, thereof (the "Documents"), whether or not prepared by Executive, shall be the sole and exclusive property of the Company, except that this provision shall not apply to documents, records or files that are already in the public domain or generally available to the public through lawful and permissible means, and not because of Executive's breach of any obligations, fault or negligence. Except as required for the proper performance of Executive's regular duties for the Company or as expressly authorized in writing in advance by the Company, Executive will not copy any Documents or remove any Documents or copies or derivatives thereof from the premises of the Company Group. Executive will safeguard, and return to the Company immediately upon termination of Executive's service with the Company, and at such other times as may be specified by the Company, all Documents and other property of the Company Group and all documents, records and files of its customers, subcontractors, vendors and suppliers ("Third-Party Documents"), as well as all other property of such customers, subcontractors, vendors and suppliers then in Executive's possession or control. If a Document or Third-Party Document is on electronic media, Executive must surrender the electronic media, including any Document or Third-Party Document included thereon and any copies of the same. Executive shall not delete or otherwise overwrite any hard copy or electronic media Document or Third-Party Document unless expressly directed to do so by the Company's General Counsel in writing. Upon request of any duly authorized officer of the Company, Executive will disclose all passwords necessary or desirable to enable the Company to obtain access to the Documents and Third-Party Documents. Notwithstanding any provision of this Section 11 to the contrary, Executive shall be permitted to retain copies of all Documents evidencing Executive's hire, equity, compensation rate and benefits, this Agreement, and any other agreements between Executive and the Company that Executive has signed or electronically accepted.
12.Enforcement. Executive acknowledges and agrees that the scope and duration of the restrictions on Executive's activities under this Agreement are reasonable and necessary to protect the legitimate business interests of the Company Group, and that Executive will be reasonably able to earn a living without violating the terms of this Agreement. Executive further agrees that the restrictions set forth in this Agreement are reasonable and necessary to protect the Confidential and Proprietary Information and other legitimate business needs. In the event that any court or tribunal of competent jurisdiction shall determine this Agreement or any section or

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provision of this Agreement to be unenforceable or invalid for any reason, Executive and the Company Group agree that the covenants shall be interpreted to extend only over the maximum period of time for which they may be enforceable, the maximum geographical area as to which they may be enforceable and to the maximum extent in any and all respects as to which they may be enforceable, all as determined by such court or tribunal. Executive acknowledges and agrees that in the event of a breach or threatened breach of any of the covenants and promises contained in this Agreement, the Company Group will suffer irreparable injury for which there is no adequate remedy at law and for which monetary damages alone shall not compensate the Company for its injury. The Company Group will therefore be entitled to: (a) preliminary and permanent injunctive relief in addition to any other legal or equitable remedies available to the Company, without the posting of a bond, enjoining Executive from engaging in activities in breach of this Agreement; (b) an equitable accounting of all profits or benefits arising out of such violation or breach; and (c) direct, incidental, and consequential damages to the Company arising from the violation or breach. These rights and remedies shall be cumulative and in addition to any and all other rights and remedies to which the Company may be entitled. If Executive is found to have breached this Agreement or the Company is successful in obtaining a court order prohibiting Executive from violating this Agreement, the Company will be entitled to collect from Executive its damages and reasonable attorneys' fees incurred by the Company in seeking to enforce this Agreement. In addition, and notwithstanding the terms of Section 140), the Company Group will be entitled to avail itself of all other remedies as may now or hereafter exist in law or equity for breach by Executive of the covenants contained in this Agreement, and resort to any remedy available shall not preclude the concurrent or subsequent obtaining of other remedies, including monetary damages or forfeiture of compensation. Tn addition, in the event of a breach by Executive of any of the covenants and promises contained in this Agreement, Executive shall forfeit any right to compensation or other benefits that are not yet earned, including all post-termination compensation and benefits.
13.Notices. All notices hereunder shall be in writing, and delivered to the Company, to the attention of the General Counsel and to legalnotice@alticeusa.com. All notices to the Executive shall be to Executive at the address on file with the Company.
14.Miscellaneous.
a.Entire Agreement. With respect to the subject matter hereof, this Agreement supersedes all prior and contemporaneous communications, agreements and understandings, written or oral, regarding the same, and shall not be limited by any future agreements between the parties. Future long term incentive awards, containing restrictive covenants, shall be read together and have effect so far as practicable as though all restrictive covenant provisions thereof and hereof were contained in one instrument. If there is a conflict between this Agreement and a future long term incentive award, and in the absence of a written amendment to this Agreement signed by the Company and Employee, this Agreement shall prevail and control.
b.Severability. The provisions of this Agreement are severable, and no breach of any provision of this Agreement by the Company, or any other claimed breach of contract or violation of law, shall operate to excuse Executive's obligation to fulfill the requirements of this Agreement. If any provision of this Agreement should, for any reason, be held invalid or

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unenforceable in any respect, it shall not affect any other provisions, and shall be construed by limiting it so as to be enforceable to the maximum extent permissible by law.
c.Amendment. This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by Executive and the Company.
d.Survival. The provisions of this Agreement shall survive any termination of Executive's service with the Company Group. It is agreed and understood that no changes to the nature or scope of Executive's service with the Company shall operate to extinguish Executive's obligations hereunder or require that a new agreement concerning the subject matter of this Agreement be executed.
e.Headings. The headings of sections and subsections are included solely for convenience of reference and shall not affect the meaning of the provisions of this Agreement.
f.Assignment. Neither the Company nor Executive may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, the Company may assign its rights and obligations under this Agreement without Executive's consent (i) in the event that Executive is transferred to a position with another member of the Company Group or (ii) in the event that the Company shall hereafter effect a reorganization, consolidate with, or merge into any company or entity or transfer to any company or entity all or substantially all of the business, properties or assets of the Company or any division or line of business of the Company with which Executive is at any time associated.
g.Successors. Except as otherwise provided herein, this Agreement shall be binding upon and shall inure to the benefit of any successor or successors of the Company.
h.At-Will Employment. This Agreement does not alter or in any way modify the at-will nature of Executive's employment with the Company. Accordingly, this Agreement does not in any way obligate the Company to employ or retain Executive for a fixed period or at a fixed level of compensation; nor does it in any way restrict Executive's right or that of the Company to terminate Executive's employment at any time with or without notice or cause.
i.Governing Law. Except as to matters of federal law, this Agreement and all actions taken hereunder shall be governed by and construed in accordance with the laws of the State of New York (other than its conflict of law rules).
j.Mutual Arbitration.

i.Scope of Coverage. Except as expressly set forth in Section 14(j)(iii) below, all disputes, claims, complaints, or controversies that Executive now has or in the future may have against the Company Group or any of its parents, subsidiaries, affiliates, current and former officers, directors, employees, or agents, or that the Company Group now has or in the future may have against Executive ("Claims"), are subject to arbitration pursuant to the terms of this Section 14(j) and will be resolved by arbitration and not by a court or jury. These Claims include, but are not limited to, disputes, claims, complaints, or controversies arising out of or directly or

MARC SIROTA
CONFIDENTIAL PREVIEW - RESTRICTIVE COVENANT AGREEMENT

indirectly relating to the relationship between Executive and the Company Group (including without limitation Executive's employment with the Company or Executive's application for, the terms and conditions of, or the termination of that employment) including contract claims, tort claims, discrimination or harassment claims, retaliation claims, claims for overtime, wages, compensation, penalties or restitution and any other claim under any federal, state, or local statute, constitution, regulation, rule, ordinance, or common law. Executive hereby forever waives and gives up the right to have a judge or a jury decide any Claims as to which Executive elects arbitration.
ii.Election to Arbitrate. The parties agree that the Company or Executive may elect to arbitrate Claims, but that if any party elects arbitration as to any Claim, all other Claims brought in conjunction with that Claim shall be subject to arbitration (except for claims not covered by this Agreement), and that: (A) no Claims may be initiated or maintained as a class action, collective action, or representative action either in court or arbitration; (B) class, collective and representative arbitrations are not permitted; (C) a court of competent jurisdiction, not an arbitrator, must resolve issues concerning the enforceability or validity of this Section 14(j); (D) if, for any reason, this Section I 4U) is held unenforceable or invalid in whole or in part, then a court of competent jurisdiction, not an arbitrator, will decide the claim as to which the waiver was held unenforceable or invalid and all other Claims will remain subject to arbitration in accordance with this Agreement; (E) nothing in this Agreement shall prohibit Executive from filing a charge, complaint or claim or communicating or cooperating with, providing information to, or participating in an investigation by the U.S. Equal Employment Opportunity Commission, the National Labor Relations Board ("NLRB"), the U.S. Department of Labor, the Occupational Safety and Health Commission, or any other federal, state, or local administrative agency, except that to the extent a claim is not resolved before the agency, it is subject to arbitration under this Agreement rather than proceeding in court; and (F) Executive also has the right to challenge the validity of the terms and conditions of this Section 14(j) on any grounds permissible under the Federal Arbitration Act, and the Company shall not discipline, discharge, or engage in any retaliatory actions against Executive in the event Executive chooses to do so. The Company, however, reserves the right to enforce the terms and conditions of this Section l 4U) in any appropriate forum.
iii.Claims Not Covered by this Section 14(j). The following Claims shall not be covered by this Section J 4(j): Claims for workers' compensation benefits filed with a state agency, claims for unemployment compensation benefits filed with a state agency, claims for benefits under a plan that is governed by the Employee Retirement Income Security Act of 1974, and claims that are subject t    he exclusive jurisdiction of the NLRB. Notwithstanding any of the foregoing or any other provision of this Agreement, there shall be no obligation to arbitrate any Claims. with respect to this Agreement to the extent that such Claims are not subject to binding arbitration under the laws of the State of New York. Executive and the Company may petition a court for an injunction to maintain the status quo pending resolution of any Claim under this Section l4(j). This Section 14(j) shall not require the arbitration of an application for emergency or temporary injunctive relief by either party pending arbitration.

MARC SIROTA
CONFIDENTIAL PREVIEW - RESTRICTIVE COVENANT AGREEMENT

iv.Arbitration Procedures. (A) A Claim will be subject to arbitration only if arbitration is elected by either executive or the Company; (B) except as provided below, the parties agree that JAMS Arbitration Services ("JAMS") will administer all arbitrations under this Section 14U), subject to its then current employment arbitration rules and procedures and (if applicable) emergency relief procedures, available at www.adr.org, unless those rules or procedures conflict with any express term of this Section l4U), in which case this Section l 4U) is controlling; (C) no arbitration under in Section 14U) shall be subject to the JAMS Class Action Procedures; (D) the arbitration will be heard by a single arbitrator in the county of Executive's current or most recent workplace at the time the claim arose, unless both parties agree otherwise or the arbitrator concludes that a different location would be appropriate to ensure that Executive can readily access the arbitral forum; (E) notwithstanding the JAMS Employment Arbitration Rules & Procedures, any party shall have the right to file a motion to dismiss or a motion for summary judgment; and (F) the arbitrator shall issue a final and binding written award, subject to review on the grounds set forth in the Federal Arbitration Act (the “FAA”). The award shall have no preclusive effect as to issues or claims in any other dispute or arbitration proceeding. Arbitrators are barred from giving prior arbitration awards precedential effect. The Claims procedure in this Section 14(j) is governed by the FAA and, to the extent not inconsistent with or preempted by the FAA, by the laws of the state in which Executive last worked for the Company without regard to principles of conflicts of law. The Company's business and Executive's employment with the Company affect interstate commerce.
v.Arbitration Fees and Costs. In the event Executive files a claim in arbitration under this Section I 4(j), the Company will pay all JAMS filing, administrative, and arbitrator fees. The arbitrator shall have the authority to make an award of attorneys' fees and costs to the same extent such an award could have been made to an individual claimant if the Claim had been filed in court. If there is a dispute as to whether the Company or Executive is the prevailing party, the arbitrator will decide this issue.
vi.Time Limitation for Commencing Arbitration. The same statute of limitations that would have applied if the Claim was made in a judicial forum will apply to any Claim subject to arbitration.
vii.Damages and Other Relief. The arbitrator may award the full individual remedies that would be available if the Claim had been filed in court.
viii.Survival. This Section 14(j) survives the termination of this Agreement and Executive's service with the Company. For the avoidance of doubt, this Section l 4(j) supersedes all other agreements and drafts, oral or written, between the Company and Executive with respect to the subject matter of dispute resolution, including, without limitation, any provisions regarding dispute resolution in previously executed award agreements and arbitration agreements.
ix.Construction. Except as provided above, if any court of competent jurisdiction or arbitrator finds any part or provision of in this Section 14(j) unenforceable, such a finding will not affect the validity of the remainder of this Agreement, and all other parts and provisions remain in full force and effect.

MARC SIROTA
CONFIDENTIAL PREVIEW - RESTRICTIVE COVENANT AGREEMENT

ACKNOWLEDGEMENT

In signing or electronically accepting this Agreement, Executive gives the Company assurance that Executive has read and understood all of its terms; that Executive has had a full and reasonable opportunity to consider its terms and to consult with any person and legal counsel of Executive's choosing before signing or electronically accepting; that Executive has not relied on any agreements or representations, express or implied, that are not set forth expressly in this Agreement; and that Executive has signed this Agreement knowingly and voluntarily.

Accepted and Agreed:

Signature:	/s/ Marc Sirota
Name (print):	Marc Sirota
Date:	2/5/23

[Acknowledgement to Restrictive Covenant Agreement]

MARC SIROTA
CONFIDENTIAL PREVIEW - RESTRICTIVE COVENANT AGREEMENT

EXHIBIT A

PRIOR INVENTIONS LIST
(To be completed by Executive)

Please list and describe all inventions, original works of authorship, developments, improvements, and trade secret which were made by Executive prior to Executive's service with the Company which belong to Executive and which are not assigned to the Company under this Agreement. Please add additional rows or sheets as necessary.

1	N/A
2
3
4
5

[Acknowledgement to Restrictive Covenant Agreement]

CSC Holdings LLC
1 Court Square West
Long Island City, NY 11101

February 22, 2023

Marc Sirota
Altice USA, Inc.
One Court Square West
Long Island City, NY 11101

AMENDMENT TO OFFER LETTER

Dear Marc:

As you know, you are currently performing services for CSC Holdings LLC, a wholly owned subsidiary of Altice USA, Inc. (“AUSA” or the “Company”), pursuant to the terms of an offer letter, executed by you on February 5, 2023, and the associated Restrictive Covenant Agreement, executed by you on February 5, 2023 (together, the “Offer Letter”). This letter (the “Amendment”) sets forth the details of your new title, duties, reporting, and revised Long-Term Incentive structure effective as of March 1, 2023, and amends your Offer Letter respectively. The following paragraphs of the Offer Letter shall be amended to state:1

TITLE: EVP, Chief Financial Officer (CFO) of Altice USA, Inc.

DUTIES: In your capacity as CFO, you will perform duties and responsibilities that are commensurate with your position as a CFO of a publicly traded company.

REPORTING: You shall report to the Chief Executive Officer.

INITIAL LONG-TERM INCENTIVE (“LTI”) EQUITY GRANT: An award with an aggregate grant date value of $3,000,000, which will be granted in the form of time-vesting restricted stock units under the Company’s Amended and Restated 2017 Long-Term Incentive Plan, as amended (the “Plan”) on the grant date anticipated in March 2023, and will vest in equal installments on March 1, 2024, March 1, 2025, and March 1, 2026, subject in all respects to approval by the Compensation Committee of the AUSA Board of Directors (the “AUSA Board”) and your continued employment with the Company on each vesting date.

INITIAL LTI CASH PERFORMANCE AWARD GRANT: An award with an aggregate grant date value of $3,000,000, which will be granted in the form of a cash performance award under the Plan and be based upon financial and/or performance metrics set by the Company, subject in all respects to approval by the Compensation Committee of the AUSA Board and your continued

1 Capitalized terms used but not defined herein shall carry the meaning ascribed to them in the Offer Letter.

Marc Sirota
February 22, 2023

employment with the Company on the payment date, and which is expected to be paid in March 2026.

Except as herein modified or amended, no other term or provision of the Offer Letter is amended or modified in any respect and to the extent the terms of this Amendment conflict with the terms in the Offer Letter, this Amendment shall control.

On behalf of the AUSA, let me welcome you again.

Sincerely,

/s/ Colleen R. Schmidt
Colleen R. Schmidt
EVP, Human Resources, Altice USA

cc:	Dennis Mathew (via e-mail)
Christopher Clarke (via e-mail)

[Acknowledgement Follows]

ACKNOWLEDGEMENT

ACKNOWLEDGEMENT: To indicate your acceptance of this Amendment, together with the Offer Letter and Restrictive Covenants Agreement, reflecting the entire understanding and legally binding agreement of you and the Company with respect to the subject matter hereof and supersedes any prior representations or agreements, whether written or oral. This Amendment is not intended to confer any rights to continued employment and your employment will remain at-will and subject to termination by you or the Company at any time, with or without cause or notice. This Amendment may not be modified or amended except by a written agreement signed by the CEO, or the Company (and/or the Board on its behalf) and you.

Accepted and Agreed:

/s/ Marc Sirota	2/22/23
Marc Sirota	Date

Please scan/email a signed copy to indicate acceptance of the terms herein.